EXHIBIT 1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among
Gato Investments LP,
InterMedia Partners VII, L.P. and
InterMedia Cine Latino LLC
Dated as of September 6, 2016

TABLE OF CONTENTS
Page
Section 1.	PURCHASE AND SALE	2

1.1	Purchase Price; Payment	2

Section 2.	ELECTION BY INTERMEDIA LIMITED PARTNERS; MINIMUM CONDITION	2

2.1	Election by Limited Partners of IMPVII	2
2.2	Minimum Condition and Purchase Price Adjustments	3
2.3	Tax Treatment	4

Section 3.	REPRESENTATIONS AND WARRANTIES	4

3.1	Representations and Warranties of the Sellers	4
3.2	Representations of the Buyer	7

Section 4.	DELIVERIES AT CLOSING	9

4.1	Sellers’ Deliveries	9
4.2	Buyer Deliveries	10

Section 5.	CONDITIONS TO CLOSING	10

5.1	Conditions to the Buyer’s Obligations	10
5.2	Conditions to the Sellers’ Obligations	12

Section 6.	COVENANTS	12

6.1	Mutual Covenants; Efforts	12
6.2	Conduct of Business	14
6.3	FIRPTA	14
6.4	Further Assurances	14
6.5	No Other Purchases or Sales of Interests	14

Section 7.	TERMINATION	15

7.1	Termination	15
7.2	Effect of Termination	15

Section 8.	SURVIVAL AND INDEMNIFICATION	15

8.1	Survival	15
8.2	Indemnification	16
8.3	Notice of Indemnification Claims	16

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Section 9.	MISCELLANEOUS	17

9.1	Notice	17
9.2	Governing Law; Jurisdiction	18
9.3	Successors and Assigns; Third-Party Beneficiaries	19
9.4	Counterparts	19
9.5	Remedies and Specific Performance	19
9.6	Severability	20
9.7	Entire Agreement	20
9.8	Amendments and Waivers	20
9.9	Obligations Joint and Several	20
9.10	Expenses	20

Section 10.	DEFINITIONS; INTERPRETATION	20

10.1	Definitions	20
10.2	Interpretation	24

Schedule I	Interests of the Sellers
Exhibit A	Form of SPV LPA
Exhibit B	Form of Limited Partnership Agreement of the Rollover SPV

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of September 6, 2016 (this “Agreement”), is entered into by and among Gato Investments LP, a Delaware limited partnership (the “Buyer”), InterMedia Partners VII, L.P., a Delaware limited partnership (“IMPVII”), and InterMedia Cine Latino, LLC, a Delaware limited liability company (together with IMPVII, the “Sellers”).
RECITALS
WHEREAS, each Seller is the beneficial and record owner of the shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”), of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), set forth adjacent to such Seller’s name on Schedule I hereto;
WHEREAS, each Seller is the holder of the warrants to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”), of the Company (the “Warrants”) pursuant to the Warrant Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company, as amended by the Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Azteca Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (together, as it may be further amended, the “Warrant Agreement”), set forth adjacent to such Seller’s name on Schedule I hereto (the Warrants, together with the Class B Shares, the “Interests”);
WHEREAS, the Sellers each desire to sell, and the Buyer desires to buy, the Purchased Interests (as defined below) subject to the terms and conditions set forth herein;
WHEREAS, at the Closing, the Buyer, Searchlight II HMT, L.P., a Delaware limited partnership (“Searchlight”), Gemini Latin Holdings, LLC and Peter M. Kern will enter into an amended and restated limited partnership agreement of the Buyer in the form attached hereto as Exhibit A (as it may be amended from time to time, the “SPV LPA”);
WHEREAS, the parties hereto wish to make the Company (through the Special Committee (as defined below)) a third-party beneficiary of certain terms contained herein and to require consent of the Special Committee for certain amendments and waivers of certain terms contained herein; and
WHEREAS, the Company is entering into the Stockholders Agreement (as defined below) in connection with the transactions contemplated hereby based in part on reliance on the provisions identified in the immediately preceding recital.
NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

Section 1.                      PURCHASE AND SALE
1.1            Purchase Price; Payment.
(a)            Subject to the terms and conditions contained herein, including the satisfaction or waiver by the Buyer of the Minimum Condition (as defined below), each Seller hereby agrees to sell, transfer and assign to the Buyer (or one or more wholly owned subsidiaries of the Buyer as designated by the Buyer), and the Buyer hereby agrees to purchase, acquire and accept from such Seller the Purchased Interests to be sold by such Seller hereunder for such Seller’s portion of the Aggregate Purchase Price (as defined below), paid in cash in immediately available funds to the account designated by the Sellers in writing.  Contemporaneously with the delivery of each Seller’s portion of the Aggregate Purchase Price, each Seller will cause to be delivered to Buyer (or its designee) the Purchased Interests to be sold hereunder by such Seller, free and clear of all Encumbrances (as defined below).
(b)            The closing of the purchase and sale of the Purchased Interests (the “Closing”) will be held at the offices of Wachtell, Lipton, Rosen & Katz at 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., local time, as soon as practicable, but not more than three (3) Business Days after satisfaction (or waiver, if permissible) of the conditions set forth in Section 5 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other date, time or place as the parties may mutually agree in writing; provided that, without the Buyer’s written consent, the Closing shall occur no earlier than twelve (12) Business Days following the Buyer’s receipt of the Election Completion Notice.
(c)            If, between the date of this Agreement and the Closing, any change in the Equity Interests (as defined below) of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, special dividend (including stock dividends) or distribution, exchange or readjustment of shares, or a record date for any of the foregoing is established, the number and type of Class B Shares and Warrants deliverable hereunder by the Sellers shall be appropriately adjusted.
(d)            The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law.  To the extent that such amounts are so withheld by Buyer and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.
Section 2.                      ELECTION BY INTERMEDIA LIMITED PARTNERS; MINIMUM CONDITION
2.1            Election by Limited Partners of IMPVII.
(a)            Promptly following the date hereof, in order to provide each direct or indirect limited partner of IMPVII the opportunity for a liquidity event with respect to the transactions contemplated hereby, IMPVII will offer each such limited partner the option to irrevocably elect to receive one of the following with respect to such limited partner’s pro rata portion of the Interests owned by the Sellers pursuant to documentation in form reasonably acceptable to Buyer:

(i)            cash in respect of such limited partner’s allocable share of the Interests owned by the Sellers at a price per allocable Unit (as defined below) equal to $9.75 (such price, the “Buy Out Price”, the aggregate number of such Units with respect to which such limited partners elect to receive cash, the “Purchased Interests”, and, the aggregate price for the Purchased Interests, the “Aggregate Purchase Price”).  “Unit” means, collectively, (A) one Class B Share not subject to any type of forfeiture, (B) 0.047619 Class B Shares subject to forfeiture pursuant to the Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, the Sellers, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (the “Restructuring Agreement”) and (C) 0.074074 Warrants to purchase 0.037037 Class A Shares;
(ii)            an in-kind distribution of such limited partner’s allocable share of the Interests owned by the Sellers, which shall be effectuated through the distribution or other transfer of the applicable Interests to such limited partner by each Seller, substantially simultaneously with the Closing, in accordance with the Certificate of Incorporation, thereby converting the Class B Shares so transferred (other than any such shares transferred to Peter M. Kern or Leo J. Hindery, Jr., or any Person of which Substantial Beneficial Ownership is held by either or both of them) into Class A Shares held directly by such limited partner; or
(iii)            a transfer of such limited partner’s allocable share of the Interests owned by the Sellers to InterMedia Hemisphere Roll-Over L.P., a Delaware limited partnership (the “Rollover SPV”), for which Gemini Latin Holdings, LLC shall serve as the general partner, and of which the Rollover LPs will be the limited partners.  Any such limited partner that elects the option set forth in this Section 2.1(a)(iii) is referred to herein as a “Rollover LP”.  The terms of the Rollover SPV, including economics, will be substantially similar to those set forth in the amended and restated limited partnership agreement, dated as of December 20, 2005, of IMPVII, which is set forth on Exhibit B.
(b)            IMPVII will use its commercially reasonable efforts to complete the election process described in Section 2.1(a) as promptly as practicable.
(c)            IMPVII will deliver a written notice (the “Election Completion Notice”) to the Buyer and the Special Committee promptly following the completion of the election process described in Section 2.1(a), with such notice certifying the completion of such election process and setting forth the number of Purchased Interests and the Aggregate Purchase Price hereunder as a result of such election process, as well as the aggregate amount of Interests elected to be distributed pursuant to Section 2.1(a)(ii) and the aggregate amount of Interests elected to be rolled over pursuant to Section 2.1(a)(iii).

2.2            Minimum Condition and Purchase Price Adjustments.
(a)            The obligation of the Buyer to consummate the purchase of the Purchased Interests contemplated by this Agreement is subject to the condition that a sufficient number of limited partners of IMPVII irrevocably elect to receive cash pursuant to Section 2.1(a)(i) such that the Aggregate Purchase Price to be paid by the Buyer for the Purchased Interests is no less than $162,500,000.00 (the “Minimum Condition”), which condition may be waived in writing by the Buyer; provided that any such waiver of the Minimum Condition that would result in an Aggregate Purchase Price of less than $100,000,000.00 will require the consent of Peter M. Kern and IMPVII.
(b)            Notwithstanding anything herein to the contrary, if at any time between the execution of this Agreement and the Closing the Company pays any cash dividends or makes any other distributions in respect of any of its Equity Interests, then the Aggregate Purchase Price shall be decreased by the full amount of such cash dividend or the fair market value of any such distribution of any other asset.
2.3            Tax Treatment.
(a)            Each of the parties hereto agrees, for all U.S. federal and applicable state and local income tax purposes, to treat:
(i)            With respect to the election described in Section 2.1(a)(i), the transactions described herein as a distribution of the Purchased Interests by IMPVII to its direct and indirect limited partners, followed by a sale of such Interests by such direct or indirect limited partners, as applicable, to the Buyer for cash;
(ii)            With respect to the election described in Section 2.1(a)(ii), the transactions described herein as a direct or indirect distribution of the related Interests by IMPVII to its direct or indirect limited partners, as applicable; and
(iii)            With respect to the election described in Section 2.1(a)(iii), the transactions described herein as a contribution of the related Interests by IMPVII to the Rollover SPV in exchange for limited partnership interests in the Rollover SPV, followed by a direct or indirect distribution of the limited partnership interests in the Rollover SPV to the direct or indirect limited partners of IMPVII, as applicable.
(b)            Each of the parties hereto will document and report the transactions described herein consistently with the treatment described in this Section 2.3 and shall take no position inconsistent with such treatment unless otherwise required by a final determination of a court of competent jurisdiction.
Section 3.                      REPRESENTATIONS AND WARRANTIES
3.1            Representations and Warranties of the Sellers.  Each of the Sellers represents and warrants to the Buyer as follows:

(a)            Organization and Power.  Such Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to carry on its business as now conducted and to own its assets.
(b)            Authority.  Such Seller has full power and authority to enter into this Agreement and the Joinder Agreement (as defined below) and to consummate the transactions contemplated hereby and thereby, including to sell, transfer and assign to the Buyer all right, title and interest in and to the Purchased Interests to be sold by such Seller hereunder.
(c)            Title to Interests and Absence of Other Agreements.  (i) Such Seller has good and valid title to, and is the sole record and beneficial owner of, the Interests set forth adjacent to such Seller’s name on Schedule I hereto, free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such Interests (other than restrictions on transfer under (A) applicable federal and state securities laws and (B) the Certificate of Incorporation, including, for the avoidance of doubt, any provisions thereof relating to the conversion of Class B Shares into Class A Shares) (collectively, “Encumbrances”), and (ii) except for this Agreement, the Warrant Agreement, the Restructuring Agreement and the Registration Rights Agreement (as defined below), there are no outstanding Contracts (as defined below) between such Seller or any of its Affiliates (on the one hand) and any other Person (on the other hand) with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Interests held by such Seller, and such Seller has no right to receive or acquire any Interests.
(d)            Ownership.  Schedule I hereto sets forth a true and complete list of the amount and type of all Equity Interests of the Company or any of its subsidiaries owned beneficially or of record by any of the Sellers, InterMedia Partners, LP and any of their respective Affiliates as of the date hereof.
(e)            No Encumbrances.  Upon update of the books and records of the Company to reflect transfer of the Purchased Interests to be sold by such Seller hereunder at the Closing to the Buyer, the Buyer will acquire good and valid title to such Purchased Interests, free and clear of all Encumbrances, other than any Encumbrances created by or through the Buyer (or its designee).
(f)            Warrants.  (i) Schedule I sets forth the exercise price applicable to each Warrant to be sold to the Buyer hereunder, (ii) each Warrant to be sold to the Buyer hereunder is governed by the Warrant Agreement, a true a complete copy of which has been provided to the Buyer prior to the date hereof and (iii) each Warrant to be sold to the Buyer hereunder is and will be upon delivery to the Buyer (or its designee) exercisable without any restrictions other than any restrictions created by the Buyer (or its designee) or restrictions under applicable federal and state securities laws or under the Warrant Agreement.
(g)            Enforceability.  This Agreement has been, and the Joinder Agreement will be, duly and validly executed and delivered by such Seller and, assuming the due execution and delivery thereof by the Buyer, is, and will be, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity.
(h)            No Conflicts.  The execution and delivery of this Agreement and the Joinder Agreement by such Seller and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not:
(i)            conflict with or violate the organizational documents of such Seller;
(ii)           require any consent, approval, order or authorization of or other action by any Governmental Entity, in each case, which has jurisdiction over any of the parties hereto or the Company or any of their respective Affiliates, or any registration, qualification, declaration or filing (other than (A) any filings required to be made with the SEC under the Securities Act or the Exchange Act; (B) the compliance with and filings and/or notices, if required, under the HSR Act; and (C) compliance with and filings required to be made under the Communications Act of 1934, as amended, the rules and regulations and published policies of the FCC (including, without limitation, any necessary prior consent of the FCC), local or municipal Law or the rules and regulations of any public utility commission (the “Communications Laws”)) with or without notice to any Governmental Entity, in each case on the part of or with respect to such Seller, the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which such Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of the Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the Buyer or any of its Affiliates;
(iii)         require, on the part of such Seller, any consent by or approval of or notice to any other Person (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby; or
(iv)         result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of such Seller (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any Contract or any Order to which such Seller is a party or by or to which such Seller, its properties, assets or any of such Seller’s Interests may be subject, bound or affected or (y) any applicable Law, assuming (A) all required filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR

Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby shall have expired or been terminated; and (B) all required filings are made under the Communications Laws and any consents or approvals required applicable to the transactions contemplated hereby shall have been granted, in each case, other than any such Violations as would not, either individually or in the aggregate, materially delay or have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.
(i)            No Proceedings.  As of the date hereof, there is no Proceeding pending or, to the knowledge of such Seller, threatened, against such Seller or any of its Affiliates relating to the Interests of such Seller or the transactions contemplated by this Agreement.
(j)            No Claims.  Such Seller has not had and does not have any claim against the Company, any of the Company’s subsidiaries, any other Seller or any of its Affiliates nor, to the knowledge of such Seller, does there exist any basis for a future claim against the Company, any of the Company’s subsidiaries, any other Seller or any of its Affiliates for any reason, whether contingent or unconditional, fixed or variable, under any Contract or on any other legal basis whatsoever.
(k)            No Finder’s Fees.  Such Seller is not bound by or subject to any Contract with any Person which will result in the Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.  The Sellers are obligated to make payments to Lazard Freres & Co. LLC in connection with the transactions contemplated hereby, pursuant to the terms of an engagement letter therewith, which payments will be the sole responsibility of the Sellers.
3.2            Representations of the Buyer.  The Buyer represents and warrants to each Seller as follows:
(a)            Organization and Power.  It is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to carry on its business as now conducted and to own its assets.
(b)            Enforceability.  This Agreement has been, and the Joinder Agreement will be, duly and validly executed and delivered by it, and, assuming the due execution and delivery thereof by each Seller, is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.
(c)            Authority.  It has full power and authority to enter into this Agreement and the Joinder Agreement and to consummate the transactions contemplated hereby and thereby, including to purchase, acquire and accept from the Sellers all right, title and interest in and to the Purchased Interests.

(d)            No Conflicts.  The execution and delivery of this Agreement and the Joinder Agreement by it and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:
(i)            conflict with or violate its organizational documents;
(ii)           require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than those that have been obtained or made and (A) any filings required to be made with the SEC under the Securities Act or the Exchange Act; (B) the compliance with and filings and/or notices, if required, under the HSR Act; and (C) compliance with and filings required to be made under the Communications Laws, including, without limitation, any necessary prior consent of the FCC) with or without notice to any Governmental Entity, in each case on the part of or with respect to it, the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which the Buyer may be required to obtain, give or make as a result of the specific legal or regulatory status of any Seller or any of its Affiliates or as a result of any other facts that specifically relate to any Seller or any of its Affiliates;
(iii)          require, on the part of it, any consent by or approval of or notice to any other Person (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; or
(iv)         result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of it under (x) any Contract or any Order to which it is a party or by or to which it, its properties or its assets may be subject, bound or affected or (y) any applicable Law, assuming (A) all required filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby shall have expired or been terminated; and (B) all required filings are made under the Communications Laws and any consents or approvals required applicable to the transactions contemplated hereby shall have been granted, in each case, other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(e)            No Proceedings.  As of the date hereof, there is no Proceeding pending or, to the Buyer’s knowledge, threatened, against it relating to the transactions contemplated by this Agreement.
(f)            Sufficiency of Funds.  The Buyer will have at the Closing sufficient funds to consummate the purchase of the Purchased Interests hereunder.
(g)            Investment Intent and Reliance.  It is (i) acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and Buyer acknowledges that the Purchased Interests are not registered under the Securities Act or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (ii) relying on its own due diligence and review of the Company, its operations and financial condition, and acknowledges that none of the Sellers makes any representation or warranty, and specifically makes no representation or warranty regarding the business, operations or financial condition of the Company, in each case, other than those set forth in this Agreement.  Buyer has not incurred and will not be responsible for any costs or expenses, including fees and disbursements of counsel, financial advisors and accountants, in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby.
(h)            No Finder’s Fees.  It is not bound by or subject to any Contract with any Person which will result in any Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
(i)            No Ownership of Interests.  No Equity Interests of the Company are beneficially owned by the Buyer as of the date hereof.
(j)            FCC Qualifications.  Subject to the terms and conditions hereof, Buyer is legally qualified to acquire and hold a controlling interest in the Company under the Communications Laws at the Closing.  Immediately after the Closing, Peter M. Kern will have ultimate control (as defined by the FCC) of the Company.  There are no facts applicable to Buyer that that have not been disclosed to the Sellers that would reasonably be expected to prevent the FCC from granting its consent to Buyer’s acquisition of control of the Company or that would require the waiver of any FCC rule or published policy to obtain such FCC consent.
Section 4.                      DELIVERIES AT CLOSING
4.1            Sellers’ Deliveries.  At the Closing, each Seller shall deliver or cause to be delivered to Buyer the following:
(a)            evidence reasonably satisfactory to Buyer of the transfer of the Purchased Interests to be sold by such Seller hereunder as set forth adjacent to such Seller’s name on Schedule I hereto;

(b)            one or more certificates, executed by such Seller or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 5.1(c) with respect to such Seller and certifying that the condition contained in Section 5.1(g) has been satisfied;
(c)            a Joinder Agreement to the Registration Rights Agreement, in the form attached to the Registration Rights Agreement as Exhibit A thereto, dated as of the Closing Date (the “Joinder Agreement”), duly executed by each Seller that complies with Section 9(g) of the Registration Rights Agreement, dated as of January 22, 2013, among the Sellers, the Company and the other parties named therein (the “Registration Rights Agreement”), pursuant to which the Sellers will transfer and assign to the Buyer at Closing all of their rights under the Registration Rights Agreement with respect to the Purchased Interests; and
(d)            executed counterparts to the SPV LPA and the Syndication Agreement (as defined in the SPV LPA), in each case duly executed by Peter M. Kern and Gemini Latin Holdings, LLC.
4.2            Buyer Deliveries.  At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:
(a)            the Aggregate Purchase Price in cash to the account designated by the Sellers.  At least three (3) Business Days prior to the Closing Date, the Sellers shall provide the Buyer with written notice of wire transfer instructions for delivery of the Aggregate Purchase Price;
(b)            a certificate, executed by a duly authorized officer of the Buyer, as to the matters referred to in Section 5.2(b);
(c)            the Joinder Agreement duly executed by the Buyer, pursuant to which the Buyer agrees to become subject to the terms of the Registration Rights Agreement; and
(d)            executed counterparts to the SPV LPA and the Syndication Agreement (as defined in the SPV LPA), in each case duly executed by Searchlight.
Section 5.                      CONDITIONS TO CLOSING
5.1            Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the purchase of the Purchased Interests contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Buyer:
(a)            Minimum Condition.  The Minimum Condition is satisfied or waived by the Buyer as of the Closing.
(b)            No Actions.

(i)            No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, or third-party injunction, shall be in effect, in any such case that makes illegal the transactions contemplated hereby or subjects the Buyer, the Company or any of their respective Affiliates to a fine, judgment, penalty or condition in connection with or as a result of the transactions contemplated hereby (collectively, the “Buyer Specified Conditions”); and there shall not be any action, suit or claim by or commenced by the FCC, the Department of Justice or the Federal Trade Commission (collectively, the “Specified Governmental Entities”), which, if successful, would result in a Buyer Specified Condition.
(ii)            There is no Proceeding pending against any Seller, Buyer, any Searchlight Person (as defined in the SPV LPA) or Peter M. Kern relating to the Interests of such Seller or the transactions contemplated by this Agreement (other than any Specified Third-Party Claim or InterMedia Indemnified Claim) which, if adversely determined against such Seller, Buyer, Searchlight Person or Mr. Kern, would reasonably be expected to result in the loss of a material benefit to or impose a material restriction or Loss on any Searchlight Person, including with respect to the continued or future ownership by Buyer or any Searchlight Person of any of the Purchased Interests, and no such Proceeding shall have been so adversely determined in a final, non-appealable judgment.
(c)            Performance; Representations and Warranties True and Correct.
(i)            Each Seller shall have performed in all material respects all of its obligations hereunder to be performed by such Seller at or prior to the Closing Date and each of the representations and warranties contained in Section 3.1 shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date, in each case with the same effect as if then made.
(ii)            Each of IMPVII, the Company, Rollover SPV and Peter M. Kern shall have performed in all material respects all of its obligations under the Stockholders Agreement (as defined herein) to be performed by such Person at or prior to the Closing Date and each of the representations and warranties of the Company contained in Section 4.1 thereof shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date, in each case with the same effect as if then made.
(d)            Absence of Certain Events.  Since June 30, 2016, (i) no Restructuring Event or Termination Event (each as defined in the SPV LPA), has occurred (other than any such matter that was previously approved in writing by Searchlight) and (ii) there has not been any change, event, effect, occurrence or development that, individually or when combined together with all other changes, events, effects, occurrences or developments, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.
(e)            Antitrust Approvals.  Any waiting period (and any extension thereof) under the HSR Act, if required, shall have expired or been terminated.

(f)            No Material FCC Obligation.  Any required FCC consent and all other filings, consents and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained (in the case of consents and approvals) or made (in the case of filings) without the imposition of any Regulatory Adverse Condition (as defined below) and shall be in full force and effect.
(g)            No Takeover Defenses Implemented.  Other than any such provision that is in the Certificate of Incorporation, the Company or the board of directors of the Company (the “Board of Directors”) shall not have adopted, approved or implemented, or taken any action to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause the Buyer, Searchlight or any Searchlight Affiliate to incur or suffer any dilution, relative to other holders of the Company’s securities, of the Buyer’s, Searchlight’s any Searchlight Affiliate’s equity or voting power (including upon the acquisition of any additional Class B Shares or Class A Shares by Buyer, Searchlight or Searchlight Affiliates) or that would affect Buyer’s, Searchlight’s or any Searchlight Affiliate’s present or future ability to continue to hold or acquire additional Class B Shares or Class A Shares following the Closing.
(h)            Deliveries.  The Sellers’ deliveries set forth in Section 4.1 shall have been delivered to the Buyer.
5.2            Conditions to the Sellers’ Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by such Seller:
(a)            No Actions.  No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, or third-party injunction, shall be in effect, in any such case that makes illegal the transactions contemplated hereby or subjects such Seller or any of their respective Affiliates to a fine, judgment, penalty or condition in connection with or as a result of the transactions contemplated hereby (collectively, the “Seller Specified Conditions”); and there shall not be any action, suit or claim by or commenced by any Specified Governmental Entity, which, if successful, would result in a Seller Specified Condition with respect to such Seller.
(b)            Performance; Representations and Warranties True and Correct.  The Buyer shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Closing Date and each of the representations and warranties of the Buyer contained in Section 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made.
(c)            Deliveries.  The Buyer’s deliveries set forth in Section 4.2 shall have been delivered to the Sellers.

Section 6.                      COVENANTS
6.1            Mutual Covenants; Efforts.
(a)            Each party hereto shall, as promptly as practicable, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for the performance of its obligations pursuant to this Agreement, including without limitation all required approvals from and filings with the FCC.  Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  Without limiting the generality of the foregoing, each of the parties hereto shall use commercially reasonable efforts to (i) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement; and (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and in the event any order from a Governmental Entity adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such order vacated or lifted.
(b)            The parties agree to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, if required, as promptly as practicable after the date hereof, and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.
(c)            All out-of-pocket fees, costs and expenses of the parties incurred in connection with the matters contemplated by Sections 6.1(a) and (b) shall be split equally between the Buyer, on the one hand, and the Sellers, on the other hand.
(d)            The Buyer, on the one hand, and the Sellers, on the other hand, shall each keep the other and the Designated Representative apprised of the status of the matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.1.  In that regard, prior to the Closing, each party shall with respect to the transactions contemplated hereby, without limitation: (i) promptly notify the other and the Designated Representative of, and if in writing, furnish the other and the Designated Representative with copies of (or, in the case of oral communications, advise the other and the Designated Representative of) any communications from or with any Governmental Entity with respect to this Agreement and the transactions contemplated hereby, (ii) permit the other and the Designated Representative to review and discuss in advance, and consider in good faith the view of the other and the Designated Representative in connection with, any proposed written or oral communication with any Governmental Entity, (iii) not participate in any meeting or have any substantive communication with any Governmental Entity unless it has given the other party and the Designated Representative a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other and the Designated Representative the opportunity to attend and participate therein, (iv) furnish the other party and the Designated Representative copies of all filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that such material may be redacted as necessary (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns and (3) to comply with applicable Law, and (v) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity.
(e)            Notwithstanding anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (i) Buyer or Searchlight shall not be required to take or agree to any action or condition imposed by a Governmental Entity that would (1) reasonably result in a requirement for any member of the Searchlight Group to dispose of any of the Purchased Interests or any other asset of any member of the Searchlight Group, (2) limit the freedom of action with respect to any of the Purchased Interests or any other asset of any member of the Searchlight Group, (3) limit the voting rights or the economic benefits of the Purchased Interests, or (4) result in an adverse impact on the operations or financial condition of the Company (each of the foregoing, a “Regulatory Adverse Condition”); and (ii) Buyer shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; provided, however, that a determination that the FCC’s “program access” rules will apply to the Company as a result of Buyer’s ownership interest in the Company shall be deemed to not constitute a Regulatory Adverse Condition for purposes of this Agreement.
6.2            Conduct of Business.  From the date hereof until the earlier of the Closing or the termination of this Agreement:
(a)            without the prior written consent of the Buyer, no Seller shall vote, or grant a proxy to a third person to vote, any of its Voting Securities in favor of any amendment, restatement or modification of the Company’s organizational documents; and
(b)            without the prior written consent of Sellers, the Buyer shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets.
6.3            FIRPTA.  IMPVII shall have delivered or caused to be delivered to Buyer a duly executed certificate signed by an officer of the Company certifying that no interest in the Company is a “United States real property interest” as that term is defined in Section 897 of the Code, along with evidence that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
6.4            Further Assurances.  Subject to Section 6.1, each party hereto shall reasonably cooperate with the other parties and use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the transactions contemplated hereby; provided, however, nothing in this Section 6.4 shall require any party to waive any condition to Closing set forth in Section 5.  If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.
6.5            No Other Purchases or Sales of Interests.  Prior to the Closing, each Seller agrees not to, and to cause its Affiliates not to, purchase or otherwise acquire any additional Class A Shares, Class B Shares, Warrants or any other Equity Interests of the Company or any interest (including any derivative interest) therein, and agrees not to sell or otherwise dispose of any of the Interests owned by it as of the date hereof prior to the Closing.
Section 7.                      TERMINATION
7.1            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)            by mutual written consent of the Sellers and the Buyer;
(b)            by the Sellers (acting together) or by the Buyer if the Closing has not occurred before December 31, 2016; provided, however, that if all of the conditions to Closing set forth in Section 5 (other than the conditions set forth in Section 5.1(e) and 5.1(f)) shall have been satisfied or waived, such date may be extended to May 15, 2017 by the Buyer upon written notice to the Sellers; and provided, further, that no such terminating party shall have breached or failed to perform any of its material obligations hereunder;
(c)            by Buyer, if there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by Sellers;
(d)            by Buyer, if the election process described in Section 2.1(a) has been completed and the Minimum Condition has not been satisfied; and
(e)            by the Sellers (acting together), if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by Buyer.
7.2            Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 7.2) will relieve any party from any liability for any material breach of any of its covenants set forth in this Agreement.
Section 8.                      SURVIVAL AND INDEMNIFICATION
8.1            Survival.  The representations and warranties of any of the Sellers and the Buyer set forth in this Agreement (or contained in any certificate delivered pursuant to this

Agreement) shall survive the Closing and shall terminate on the date which is six (6) months from the Closing Date, except that the representations and warranties set forth in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(f), 3.1(g), 3.1(i), 3.1(k), 3.2(b), 3.2(c), 3.2(g) and 3.2(h) shall survive until the expiration of the applicable statute of limitations.  The covenants and agreements of any of the Sellers and the Buyer contained in this Agreement shall survive the Closing without limitation, and remain in full force and effect in accordance with their terms.
8.2            Indemnification.  From and after the Closing, each Seller agrees to jointly and severally indemnify the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Indemnified Parties”) from and against any and all losses, suits, proceedings, judgments, fines, awards, penalties, demands, assessments, damages, claims (whether third-party or otherwise), deficiencies and taxes, including interest and attorneys’ fees, accountants’ fees, settlement costs, arbitration costs and any legal and other expenses for investigating or defending or settling, any action or threatened action and any other liabilities (each, a “Loss,” and collectively, “Losses”), based upon, resulting from, arising out of or otherwise in respect of the following (the “Indemnifiable Matters”):
(a)            any breach of any representation or warranty made by any Seller contained in this Agreement;
(b)            any breach or non-performance of any covenant or agreement made by any Seller in this Agreement; or
(c)            any Losses arising out of, in connection with or relating to the relationship between and among IMPVII and/or its Affiliates and either the Company or the IMPVII limited partners, including in relation to any claims or damages that any such Persons may raise in connection with the election contemplated by Article II, the prior conduct of IMPVII’s business and/or the continuing relationship of any IMPVII Affiliates with the Buyer and the Company.
8.3            Notice of Indemnification Claims.
(a)            Claim Notices.  An Indemnified Party shall give notice (any such notice, a “Claim Notice”) of any matter which an Indemnified Party has determined has given, or would give rise to, a right of indemnification under this Agreement by delivering notice within thirty (30) days of the occurrence of such matter to the Sellers setting forth in reasonable detail such claim and, to the extent then known by the Indemnified Party, an estimate of the Losses; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been prejudiced as a result of such failure.
(b)            Objections by the Sellers.  The Sellers may object to a claim for indemnification by delivering notice of such objection to the Indemnified Party within thirty (30) days of receipt of a Claim Notice, setting forth in reasonable detail the nature of the objections to such claim for indemnification.  In the event the Sellers do not object to the indemnification claim within the thirty (30) day period, such failure to so object shall be an irrevocable acknowledgment by the Sellers that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in the Claim Notice, and in such event, the Sellers shall make the indemnification payment to the Indemnified Party within thirty (30) days from the date of the Claim Notice.
(c)            Resolution of Conflicts.  In the event of a disputed indemnification claim, the Sellers and the applicable Indemnified Party shall negotiate in good faith for thirty (30) days to resolve the dispute with respect to such indemnification claim.  If the Sellers and the applicable Indemnified Party fail to reach an agreement with respect to such disputed claim within such thirty (30) day period, then either the Sellers or the applicable Indemnified Party may pursue such dispute in accordance with Section 9.2.
(d)            Third-Party Claims.  In the event the Buyer becomes aware of a third-party claim (a “Third-Party Claim”) that the Buyer believes may result in a claim for indemnification hereunder, the Buyer shall notify the Sellers of such claim, and the Sellers shall be entitled, at their own expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been prejudiced as a result of such failure.  If there is a Third-Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  The Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Sellers’ Representative shall not be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to any such Third-Party Claim; provided that, without the consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been given unless the Sellers shall have objected within ten (10) days after a written request for such consent by the Buyer), no settlement or compromise of any such claim shall be determinative of the existence of or amount of Losses relating to such matter.
Section 9.                      MISCELLANEOUS
9.1            Notice.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by electronic transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or electronic transmission or one day after deposit with a reputable overnight courier service.
If to the Buyer:

Searchlight Capital Partners, L.P.
745 Fifth Avenue
27th Floor
New York, New York 10151
Attention:	John Yantsulis
Nadir Nurmohamed

Andrew Frey
Telephone:	(212) 293-3730
Email:	jyantsulis@searchlightcap.com
nnurmohamed@searchlightcap.com
afrey@searchlightcap.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen, Esq.
Ronald C. Chen, Esq.
Telephone:	(212) 403-1000
Email:	SACohen@wlrk.com
RCChen@wlrk.com

If to any of the Sellers:

c/o InterMedia Partners, LP
405 Lexington Avenue
48th Floor
New York, New York 10174
Attention:	Mark J. Coleman, Esq.
Telephone:	(212) 203-2855
Email:	mcoleman@intermediaadvisors.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Jeffrey D. Marell, Esq.
Telephone:	(212) 373-3105
Email:	jmarell@paulweiss.com

If to the Special Committee:

c/o Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, P.O. Box 1347
Wilmington, DE 19899-1347
Attention:	Andrew M. Johnston, Esq.
Eric S. Klinger-Wilensky, Esq.
Telephone:	(302) 658-9200
Email:	ajohnston@mnat.com
ekwilensky@mnat.com

9.2            Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.3            Successors and Assigns; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and the Special Committee.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns; provided that (a) Searchlight is a third-party beneficiary of all of the Sellers’ obligations under this Agreement, and Searchlight shall have the right to enforce the obligations of the Sellers set forth herein as if Searchlight was “the Buyer” hereunder, (b) Peter M. Kern is a third-party beneficiary of Sections 2.2(a) and 9.8 and shall have the right to enforce the obligations contained in such Sections as if Peter M. Kern was a party hereto and (c) the Company, through the Special Committee, is a third-party beneficiary of Sections 2.1(c), 6.1(d), this Section 9.3, and Sections 9.5 and 9.8, and shall have the right to enforce the obligations contained in such Sections as if the Company was a party hereto.
9.4            Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
9.5            Remedies and Specific Performance.
(a)            Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party and, as applicable, the Company, will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof without the need to post a bond in connection therewith.
(b)            All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
9.6            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
9.7            Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the other agreements referred to herein and therein) and the Stockholders Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
9.8            Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by all parties hereto.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.  Notwithstanding any other provision of this Agreement, the prior written consent of (i) Searchlight shall be required for any amendment of the third sentence of Section 9.3, (ii) Peter M. Kern and IMPVII shall be required for any amendment of Section 2.1(a)(i) and Section 2.2(a) and (iii) the Special Committee shall be required for (A) any amendment of Sections 2.1(a), 2.1(c), 6.1(d), 9.2, 9.5, or Schedule I hereto, (B) any waiver by the Special Committee of the covenants running to the Special Committee or Designated Representative, as applicable, in Section 2.1(c) or Section 6.1(d), (C) any amendment or waiver of Section 9.3 or this Section 9.8, (D) any amendment to Section 9.1 to the extent it relates to notice to the Special Committee, or (E) any amendment to any of the defined terms utilized in any of the provisions set forth in this Section 9.8(iii).
9.9            Obligations Joint and Several.  The obligations and liabilities hereunder of the Sellers shall be joint and several in all respects.
9.10         Expenses.  Except as otherwise expressly provided herein or as provided for in any of the other agreement entered into in connection with the transactions contemplated by this Agreement and disclosed to the Buyer prior to the date hereof, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation, negotiation and execution of this Agreement, or any amend-

ment or waiver thereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 10.                   DEFINITIONS; INTERPRETATION
10.1            Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.
“Aggregate Purchase Price” has the meaning set forth in Section 2.1(a)(i).
“Agreement” has the meaning set forth in the Preamble.
“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Board of Directors” has the meaning set forth in Section 5.1(g).
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Specified Conditions” has the meaning set forth in Section 5.1(b).
“Buy Out Price” has the meaning set forth in Section 2.1(a)(i).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the SEC as of April 4, 2013, as the same may, from time to time, be amended, restated, modified or supplemented.
“Claim Notice” has the meaning set forth in Section 8.3(a).
“Class A Shares” has the meaning set forth in the Recitals.
“Class B Shares” has the meaning set forth in the Recitals.
“Closing” has the meaning set forth in Section 1.1(b).
“Closing Date” means the date on which the Closing occurs.
“Communications Laws” has the meaning set forth in Section 3.1(h)(ii).
“Company” has the meaning set forth in the Recitals.
“Contract” means any contract, subcontract, indenture, note, bond, lease, license, commitment, instrument or other agreement, arrangement or understanding of any kind, whether written or oral.

“Designated Representative” means the Special Committee or any Person identified from time to time by the Special Committee in writing to each of Buyer and the Sellers as the “Designated Representative” of the Special Committee.
“Election Completion Notice” has the meaning set forth in Section 2.1(c).
“Encumbrances” has the meaning set forth in Section 3.1(c).
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“FCC” means the Federal Communications Commission.
“Governmental Entity” means any United States or foreign federal, state, commonwealth or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“IMPVII” has the meaning set forth in the Preamble.
“Indemnifiable Matters” has the meaning set forth in Section 8.2.
“Indemnified Parties” has the meaning set forth in Section 8.2.
“Interests” has the meaning set forth in the Recitals.
“InterMedia Indemnified Claim” has the meaning set forth in Schedule 10.1.
“Joinder Agreement” has the meaning set forth in Section 4.1(c).
“Law” means any law, statute, regulation, ordinance, rule, code, order or governmental requirement enacted, promulgated or imposed by any Governmental Entity.
“Loss” has the meaning set forth in Section 8.2.
“Losses” has the meaning set forth in Section 8.2.
“Minimum Condition” has the meaning set forth in Section 2.2.
“Order” means any judgment, decree, determination, award, writ, stipulation, agreement, lawsuit, claim, action, proceeding, investigation, injunction, settlement or order by or before any Governmental Entity.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“Proceeding” means any action, suit, investigation or proceeding, governmental, regulatory or otherwise.
“Purchased Interests” has the meaning set forth in Section 2.1(a)(i).
“Registration Rights Agreement” has the meaning set forth in Section 4.1(c).
“Regulatory Adverse Condition” has the meaning set forth in Section 6.1(e).
“Restructuring Agreement” has the meaning set forth in Section 2.1(a)(i).
“Rollover LP” has the meaning set forth in Section 2.1(a)(iii).
“Rollover SPV” has the meaning set forth in Section 2.1(a)(iii).
“Searchlight” has the meaning set forth in the Recitals.
“Searchlight Group” means, collectively, the Buyer, Searchlight, any of their respective Affiliates or any other Person in which Searchlight or any of its Affiliates directly or indirectly beneficially owns an Equity Interest.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Seller Specified Conditions” has the meaning set forth in Section 5.2(a).
“Sellers” has the meaning set forth in the Preamble.
“Special Committee” means the Special Committee of the Board of Directors established in connection with the transactions contemplated hereby or, solely if such Special Committee no longer exists, any other committee of the Board of Directors (i) comprised of members of the Board of Directors who qualify as independent directors under the rules and regulations of the New York Stock Exchange and independent of each of the Sellers, the Searchlight Group, and Peter M. Kern and (ii) identified to Buyer by the Company in writing.
“Specified Governmental Entities” has the meaning set forth in Section 5.1(b).
“Specified Third-Party Claim” has the meaning set forth in the SPV LPA.
“SPV LPA” has the meaning set forth in the Recitals.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among the Investors, IMPVII, the Company and the other parties named therein, as it may be amended from time to time.
“Subsidiary” has the meaning set forth in the Stockholders Agreement.
“Substantial Beneficial Ownership” means, in respect of any corporation, partnership or other business entity, possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of each class of equity ownership interest in such corporation partnership or other business entity.
“Third-Party Claim” has the meaning set forth in Section 8.3(d).
“Unit” has the meaning set forth in Section 2.1(a)(i).
“Violation” has the meaning set forth in Section 3.1(h)(iv).
“Voting Securities” means the Class A Shares, the Class B Shares and other securities of the Company entitled to vote generally for the election of the directors of the Company.
“Warrant Agreement” has the meaning set forth in the Recitals.
“Warrants” has the meaning set forth in the Recitals.
10.2            Interpretation.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the schedules and exhibits hereto), and references herein to Sections refer to Sections of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.
GATO INVESTMENTS LP

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.
INTERMEDIA PARTNERS VII, L.P.
By:	Intermedia Partners, L.P., its General Partner
By:	HK Capital Partners, LLC, its General Partners

By:	/s/ Peter Kern
Name: Peter M. Kern
Title: Managing Partner

INTERMEDIA CINE LATINO, LLC
By:	Intermedia Partners VII, L.P., its Sole Member
By:	Intermedia Partners, L.P., its General Partner
By:	HK Capital Partners, LLC, its General Partner

By:	/s/ Peter Kern
Name: Peter M. Kern
Title: Managing Partner

[Signature Page to Stock Purchase Agreement]

Schedule I
Interests of the Sellers
Record Owner	Number of Class B Shares	Number of Warrants (Exercise Price)
InterMedia Partners VII, L.P.	20,432,462 (of which 928,748 are subject to forfeiture pursuant to the Restructuring Agreement)	1,444,720 ($6.00), exercisable for 722,360 Class A Shares

InterMedia Cine Latino, LLC	5,969,581 (of which 271,345 are subject to forfeiture pursuant to the Restructuring Agreement)	422,092 ($6.00), exercisable for 211,046 Class A Shares

Exhibit A
Form of SPV LPA

Exhibit B
Form of Limited Partnership Agreement of the Rollover SPV